MFC Global Investment Management (U.S.A.) Limited
Amended and Restated Code of Ethics (“the Code”)
Amended: May 2010
Reviewed: Nov 2009
Amended: May 17, 2005
Adopted June 12, 2000
As amended from time to time
Table of Contents

1 Definitions	2
1.1 Adviser	2
1.2 Advisory Client	2
1.3 Advisory Person	2
1.4 Non-Advisory Director or Officer	2
1.5 Access Person	2
1.6 Active Consideration	2
1.7 Beneficial Ownership	3
1.8 Canadian Mutual Fund	3
1.9 Investment Person	3
1.10 Portfolio Manager	3
1.11 Private Placement	3
1.12 Covered Security	3
1.13 Initial Public Offering	4
1.14 Purchase or Sale of a Covered Security	4
1.15 Supervised Person	4
1.16 Supervisory Person	4
1.17 Additional Definitions	4
2 Purpose of the Code	4
3 Prohibited Purchase and Sales	5
3.1 Access Person Prohibitions	5
3.2 Portfolio Manager Prohibitions	6
3.3 Investment Person Prohibitions	6
4 Exempt Transactions	7
5 Prohibited Business Conduct	7
6 Preclearance	8
7 Reporting	8
7.1 Initial and Annual Reporting	8
7.2 Quarterly Reporting	9
7.3 Disclaimer of Beneficial Ownership	9
7.4 Annual Access Person Certification	10
7.5 Annual Reports to the Board of Trustees/Directors of Any Advisory Client Registered under the 1940 Act	10
8 Reinforcement, Reporting and Sanctions	10
9 Amendment	11

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Amended and Restated Code of Ethics (“the Code”)
1	Definitions

1.1	Adviser

As used in this Code, the term “Adviser” shall mean MFC Global Investment Management (U.S.A.) Limited.

1.2	Advisory Client

As used in this Code, “Advisory Client” shall mean:
(a)	any company registered under the Investment Company Act of 1940 (or any series of such company) for which the Adviser is the investment adviser including, but not limited to, certain series of John Hancock Trust, John Hancock Mutual Funds, and

(b)	any other person for which the Adviser acts as the investment adviser.
1.3	Advisory Person

As used in this Code, the term “Advisory Person” shall mean:
(a)	any employee of the Adviser, or of any company which is an affiliate of the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security for an Advisory Client or the holdings in an Advisory Client’s Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and shall include any “Investment Person” or “Portfolio Manager” as defined below; and

(b)	any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to an Advisory Client with regard to the purchase or sale of a Covered Security, or the holdings in an Advisory Client’s Account.
A person does not become an Advisory Person due to the following:
(i)	assisting in the preparation of public reports, or receiving public reports (but excluding reports regarding current recommendations or trading) or

(ii)	obtaining knowledge of current recommendations on trading activity on an infrequent or inadvertent basis.
1.4	Non-Advisory Director or Officer

As used in this Code, the term “Non-Advisory Director or Officer” shall mean a director or officer of the Adviser who is not an Advisory Person.

1.5	Access Person

As used in this Code, the term “Access Person” shall mean any director, officer, general partner or Advisory Person of the Adviser.

1.6	Active Consideration

A Security will be deemed under “Active Consideration” when a recommendation to purchase or sell the Security has been made and communicated to the person or persons ultimately making the decision to

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Amended and Restated Code of Ethics (“the Code”)
buy or sell the Security. A Security will also be deemed under “Active Consideration” whenever an Advisory Person focuses on the Security and seriously considers recommending the Security to an Advisory Client.

A Security will be deemed under “Active Consideration” until the Adviser on behalf of the Advisory Client implements or rejects the recommendation or until the proper Advisory Person decides not to recommend the purchase or sale of the Security for an Advisory Client.

A Security will not be deemed under “Active Consideration” if the Security is being reviewed only as part of a general industrial survey or other broad monitoring of the securities market.

1.7	Beneficial Ownership

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

1.8	Canadian Mutual Fund

As used in this Code, the term “Canadian Mutual Fund” shall mean any Canadian open-ended mutual fund governed by National Instrument 81-102 — Mutual Funds, as amended from time to time, or any successor Rule, Instrument or Policy implemented in place thereof in any of the provinces or territories of Canada for the purpose of regulating open-ended mutual funds.

1.9	Investment Person

As used in this Code, the term “Investment Person” shall mean:
(i)	any employee of the Adviser (or of any company in a control relationship to Adviser), including a Portfolio Manager, who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by any Advisory Client or

(ii)	any natural person who controls the Adviser who obtains information concerning recommendations made to any Advisory Client regarding purchase or sales of securities by the Advisory Client.
1.10	Portfolio Manager

As used in this Code, the term “Portfolio Manager” shall mean the person or persons with the direct responsibility and authority to make investment decisions affecting an Advisory Client.

1.11	Private Placement

A private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

1.12	Covered Security

“Covered Security” shall mean a security as defined in Section 2(a)(36) of the Investment Company Act, except that it shall not include direct obligations of the Government of the United States, high

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Amended and Restated Code of Ethics (“the Code”)
quality, short-term debt instruments[1] (including but not limited to bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements) and shares of U.S. registered open-end investment companies, but shall include shares of mutual funds for which the Adviser or an affiliate acts as the investment adviser or subadviser or principal underwriter (“Affiliated Mutual Funds”). A list of such Affiliated Mutual Funds shall be available from the Chief Compliance Officer and his staff from time to time.

1.13	Initial Public Offering

Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

1.14	Purchase or Sale of a Covered Security

“Purchase or Sale of a Covered Security” includes, inter alia, the writing of an option to purchase or sell a Covered Security.

1.15	Supervised Person

“Supervised Person” means (i) all Access Persons, Non-Advisory Directors or Officers, and persons performing similar functions, (ii) other employees of the Adviser, and (iii) any other person who provides advise on behalf of the Adviser and is subject to the Adviser’s supervision and control.

1.16	Supervisory Person

The Adviser’s Chief Compliance Officer or a Compliance Officer.

1.17	Additional Definitions

All other terms used in this Code shall be defined by reference to the 1940 Act or the Securities Exchange Act of 1934.

2	Purpose of the Code
This Code establishes rules of conduct for all Supervised Persons of the Adviser and is designed to govern the personal securities and related activities of Supervised Persons. In general, in connection with personal securities transactions, all Supervised Persons have a fiduciary duty to:
(1)	always place the interests of the Advisory Clients first;

(2)	ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility; and

(3)	not take inappropriate advantage of their positions

(4)	not engage in any act, practice, or course of business which results in the distribution to unauthorized persons of material nonpublic information about securities trading and

[1]	A high quality, short term debt security means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

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Amended and Restated Code of Ethics (“the Code”)
recommendations of the Adviser, client transactions and securities holdings, and any other information about client accounts and relationships which is confidential..
Additionally, all Supervised Persons must comply with all applicable federal securities laws, which includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act to the extent it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury (collectively, “Federal Securities Laws”).
The Code also is designed to prevent certain practices by Access Persons in connection with the purchase or sale, directly or indirectly, by such Access Persons of securities held or to be acquired by an Advisory Client. These include:
(a)	employing any device, scheme or artifice to defraud an Advisory Client;

(b)	making any untrue statement of a material fact or omitting to state a material fact that renders statements made to an Advisory Client, in light of the circumstances under which they are made, not misleading;

(c)	engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

(d)	engaging in any manipulative practice with respect to an Advisory Client.
The standards set forth above govern all conduct, whether or not the conduct is also covered by more specific provisions of this Code. Supervised Persons are encouraged to raise any questions concerning the Code with the Chief Compliance Officer, or members of Investment Compliance. You should be alert at all times to honoring the spirit and intent as well as the letter of the Code. Failure to comply with the Code may result in serious consequences, including but not limited to disciplinary action including termination of employment. You should also be aware that other codes and policies may apply to you depending upon your position within the Manulife Financial organization. In particular, you should be aware of, and comply with, the provisions of the Manulife Financial Code of Business Conduct and Ethics.
3	Prohibited Purchase and Sales

3.1	Access Person Prohibitions

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale;
(a)	is currently under Active Consideration for purchase or sale by the Adviser on behalf of an Advisory Client; or

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Amended and Restated Code of Ethics (“the Code”)
(b)	is being purchased or sold by the Adviser on behalf of an Advisory Client; provided, however, that such Covered Security may be purchased or sold by an Access Person if five calendar days have elapsed from the date the Adviser on behalf of an Advisory Client ceased activity in the purchase or sale of such Covered Security except as noted in Section 3.2 below.
3.2	Portfolio Manager Prohibitions

No Portfolio Manager shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven calendar days before and after the particular Advisory Client that he or she manages trades in that Covered Security. A Portfolio Manager of an account that is not actively managed (e.g. an Index portfolio) is exempt from this requirement.

3.3	Investment Person Prohibitions

No Investment Person shall acquire any Covered Securities in an initial public offering for his or her personal account. No Access Person who is not an Investment Person shall acquire, directly or indirectly, Beneficial Ownership of any Covered Security in an Initial Public Offering without the prior approval of the Chief Compliance Officer. This approval shall take into account whether the investment opportunity should be reserved for an Advisory Client, whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser or an Advisory Client and any other relevant factors.

No Investment Person shall acquire, directly or indirectly, Beneficial Ownership of any Covered Security in a private placement without the prior approval of the Chief Compliance Officer. This approval shall take into account whether the investment opportunity should be reserved for an Advisory Client, whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser or an Advisory Client and any other relevant factors. If an Investment Person has purchased a Covered Security in a private placement, then:
(a)	such Investment Person must disclose to an Advisory Client his or her ownership of the Covered Security if he or she has a material role in the Adviser’s subsequent consideration to purchase the Covered Security on behalf of the Advisory Client; and

(b)	the Adviser’s decision to purchase the Covered Security on behalf of an Advisory Client must be reviewed by at least one other Investment Person with no personal interest in the issuer.
No Investment Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities of which such Investment Person has Beneficial Ownership within 60 calendar days. The 60 day prohibition does not apply to transactions resulting in a loss.
These prohibitions shall apply to the purchase or sale by any Access Person of any convertible Covered Security, option or warrant of any issuer whose underlying securities are under Active Consideration by the Adviser on behalf of an Advisory Client.
Any profits realized on transactions prohibited by this Section may be required to be forfeited on a basis to be determined by the Chief Compliance Officer together with the President of the Adviser or such other person(s) as may be designated by the President from time to time as further described in Section 8

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MFC Global Investment Management (U.S.A.) Limited
Amended and Restated Code of Ethics (“the Code”)
These prohibitions shall not apply to purchases and sales specified in Section 4 of this Code.
4	Exempt Transactions
The prohibitions in Section 3 shall not apply to the following transactions by Access Persons;
(a)	purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control;

(b)	purchases or sales of Securities which are not eligible for purchase or sale by the account of any Advisory Client;

(c)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

(d)	purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Client;

(e)	purchases or sales which are part of an Automatic Investment Plan. An “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including an automatic dividend reinvestment plan. However, when you set up an automatic investment plan or change instructions for such a plan, or if you make a special sale or purchase, which was discretionary, you must preclear such a sale or purchase.
5	Prohibited Business Conduct
No Access Person shall, either directly or indirectly;
(a)	engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Adviser;

(b)	communicate non-public information about Security transactions of an Advisory Client whether current or prospective, to anyone unless necessary as part of the regular course of the Advisory Client’s business. Non-public information regarding particular Securities, including reports and recommendations of the Adviser, must not be given to anyone who is not an Investment Person without prior approval of the Supervisory Person. However, this prohibition shall not prevent an Access Person from communicating with an officer or director/trustee/partner of an Advisor Client regarding current or prospective Security transactions for the Advisory Client;

(c)	buy or sell any Security or any other property from or to an Advisory Client;

(d)	serve on the board of directors of any publicly traded company without prior authorization from the Supervisory Person based upon a determination that such board service would be consistent with the interests of all the Advisory Clients. Any Investment Person so authorized to serve as a director will be isolated from other Advisory Persons making investment decisions regarding such company through a “Chinese Wall” or other procedures; or

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Amended and Restated Code of Ethics (“the Code”)
(e)	or accept a gift, favor, or service of more than de minimis value from any person or company which, to the actual knowledge of such Investment Person, does business or might do business with an Advisory Client, the Adviser, or any of the Adviser’s affiliates (Any gifts of over $100 or such other minimum as specified by the Chief Compliance Officer from time to time) shall be reported to the Investment Person’s supervisor).
6	Preclearance
An Access Person may directly or indirectly, acquire or dispose of a Beneficial Ownership of a Covered Security only if:
(a)	such purchase or sale has been approved by the Supervisory Person;

(b)	the approved transaction is completed within five business days approval is received; and

(c)	the Supervisory Person has not rescinded such approval prior to execution of the transaction.
Non-Advisory Directors and Officers are not subject to these preclearance procedures. Note that securities which are not “Covered Securities” do not need to be pre-cleared. In addition, securities acquired or disposed of pursuant to transactions described in Section 4 are not subject to these preclearance procedures.
Please keep in mind that even if you receive a preclearance, or are exempt from preclearance of a securities transaction, you are still prohibited from engaging in any fraud or manipulative practice (such as frontrunning) with respect to any client, including a Trust.
NOTE: Other Obligations with respect to Transactions in MFC Securities: All Access Persons are required to preclear transactions in securities issued by Manulife Financial Corporation (“MFC”), which includes the sale or purchase of MFC stock or the exercise of MFC stock options. Please review the Manulife Financial Insider Trading and Reporting Policy for other restrictions or reporting obligations that may apply to your transactions in MFC securities.
7	Reporting

7.1	Initial and Annual Reporting

Every Access Person shall provide to the Chief Compliance Officer within 10 days after becoming an Access Person and annually thereafter a report listing all Covered Securities in which he or she has any direct or indirect beneficial ownership in the Covered Security. The information in the initial and the annual report must be current as of a date no more than 45 days before the report is filed.

The reports required by Section 7.1 shall include the title, number of shares, security identifier (e.g. ticker symbol, CUSIP number, as applicable) and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and the date that the report is submitted by the Access Person.

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Amended and Restated Code of Ethics (“the Code”)
7.2	Quarterly Reporting

Within 30 days after the end of a calendar quarter, an Access Person shall report to the board of directors of the Adviser any transaction during the quarter in a Covered Security in which he or she had, or by reason of such transaction acquired, any direct or indirect beneficial ownership

Any quarterly transaction reports shall state:
(a)	the title and number of shares, security identifier (e.g. ticker symbol, CUSIP number, as applicable), the interest rate and maturity date (if applicable) and the principal amount of the Covered Security involved;

(b)	(if applicable) the date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition) or the date the account was established;

(c)	the price at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through whom the transaction was effected or with whom the Access Person established or maintained the account;

(e)	the date that the report is submitted by the Access Person.
Such information may be reported by providing a copy of the appropriate brokerage or account statements as applicable.

Within 30 days after the end of a calendar quarter, an Access Person shall report to the board of directors of the Adviser with respect to any account established by the Access Person in which securities were held during the quarter for the direct or indirect benefit of the Access Person; provided, however, that an Access Person shall not be required to make a report with respect to any securities held in any account over which he or she has no direct or indirect influence or control, or with respect to transactions in automatic investment plans (as declared such by the Chief Compliance Officer from time to time). Any such quarterly account report shall include the name of the broker, dealer or bank with which the Access Person established the account; the date the account was established; and the date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report or the quarterly account report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person in the time required, if all of the required information is contained in the broker trade confirmations or account statements or in the records of the Adviser.

7.3	Disclaimer of Beneficial Ownership

Any report required by this Section 7 may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission by the Access Person making the report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

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Amended and Restated Code of Ethics (“the Code”)
7.4	Annual Access Person Certification

Each Access Person shall certify annually, within 30 days of receipt of the request to do so, that he or she has read and understood the Code and recognizes that he or she is subject to the Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

7.5	Annual Reports to the Board of Trustees/Directors of Any Advisory Client Registered under the 1940 Act

At least annually, the Adviser shall report to the Board of Trustees/Directors of any advisory client registered under the 1940 Act (a “1940 Act Advisory Client”) regarding:
(a)	All existing procedures concerning personal trading activities and any procedural changes made during the past year;

(b)	any changes to the Code or procedures (subject to the requirement that any material changes must be reported to the Board of Trustees/Directors of any 1940 Act Advisory Client within six months of the effective date of any such change); and

(c)	any issues arising under the Code since the last report to the Board of Trustees/Directors of any 1940 Act Advisory Client, including, but not limited to, information about any material violations of the Code and any sanctions imposed in response to the material violations.
The Adviser shall also certify to the Board of Trustees/Directors of any 1940 Act Advisory Client at least annually that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
8	Reinforcement, Reporting and Sanctions
This Code of Ethics cannot anticipate every situation in which personal interests may be in conflict with the interests of our clients. All persons should be responsive to the spirit and intent of this Code as well as its specific provisions. The Chief Compliance Officer and Investment Compliance staff is responsible for enforcement of the Code of Ethics. All persons subject to this Code of Ethics are required to report any violations of the Code of which they become aware to the Chief Compliance Officer.
When any doubt exists regarding any Code of Ethics provision or whether a conflict of interest with clients might exist, you should discuss the transaction beforehand with the Chief Compliance Officer.
The Code is designed to detect and prevent fraud against clients and to avoid the appearance of impropriety. If you feel inequitably burdened by any policy, you should feel free to contact the Chief Compliance Officer to determine if an exception can be made to any provision of this policy. Exceptions may be granted by the Chief Compliance Officer where warranted by applicable facts and circumstances, but only in accordance with applicable law.
To provide assurance that policies are effective, the Chief Compliance Officer is required to monitor and check personal securities transaction reports and certifications against client portfolio transactions. Other internal

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Amended and Restated Code of Ethics (“the Code”)
auditing and compliance review procedures may be adopted from time to time. Appropriate records will be kept, in the form, and for the time periods, required by applicable law, including records of compliance monitoring, reporting by Access Persons, approvals of various transactions, and disciplinary actions.
Upon learning of a violation of this Code, the Adviser may impose any sanctions as it deems appropriate under the circumstance, including, but not limited to, letters of reprimand, suspension or termination of employment, disgorgement of profits and notification to regulatory authorities in the case of Code violations which also constitute fraudulent conduct. The Chief Compliance Officer will refer violations to the Board of Directors or its delegate for review and recommendation of appropriate action. The Board may from time to time adopt a specific set of penalties applicable to particular circumstances.
All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Adviser.
9	Amendment
This Code may be amended by the Chief Compliance Officer from time to time. Material amendments shall be distributed to all relevant persons and records shall be kept of their acknowledgement of receipt of such Amended Code.

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